                                                               EXHIBIT (A)(1)(I)


                               AMREP CORPORATION

                        OFFER TO PURCHASE FOR CASH UP TO
                       725,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT GREATER THAN $7.00
                         NOR LESS THAN $5.25 PER SHARE

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             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
                  EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
              TUESDAY, JUNE 6, 2000, UNLESS THE OFFER IS EXTENDED.
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        AMREP Corporation, an Oklahoma corporation (the "Company"), invites its shareholders to tender shares of its common stock, par value $.10 per share (the "Shares"), to the Company at a price not greater than $7.00 nor less than $5.25 per Share in cash, to be specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

        The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $7.00 nor less than $5.25 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 725,000 Shares (or such lesser number of Shares as are validly tendered at a price not greater than $7.00 nor less than $5.25 per Share). The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms thereof. The Company reserves the right, in its sole discretion, to purchase more than 725,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned as promptly as practicable following the expiration of the tender offer.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 6 AND 15.

        The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "AXR". On May 1, 2000, the last full trading day on the NYSE prior to announcement of the Offer, the closing per Share price as reported on the NYSE Composite Tape was $5.0625. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

               THE DATE OF THIS OFFER TO PURCHASE IS MAY 4, 2000.

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                               SUMMARY TERM SHEET

        This term sheet is provided for your convenience. Please refer to the full text of this Offer to Purchase for more specific details.

WHO IS OFFERING TO BUY MY SECURITIES?

o        AMREP Corporation. See Section 11 for more detailed information about
         AMREP.

WHAT IS THE CLASS AND AMOUNT OF SECURITIES SOUGHT IN THE OFFER?

o We are offering to purchase 725,000 shares of our common stock, or any lesser number of shares that shareholders properly tender in the offer. If more than 725,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a PRO RATA basis, except for "odd lots" which will be purchased on a priority basis. See Section 1 for a more detailed discussion of the offer.

HOW MUCH IS AMREP OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT?

AMREP is conducting the offer through a procedure commonly called a modified "Dutch Auction."

o This procedure allows you to select the price within a specified price range at which you are willing to sell your shares. The price range for the offer is $7.00 to $5.25.

o AMREP will determine the lowest single per share price within the price range that will allow it to purchase 725,000 shares, or if fewer shares are tendered, all shares tendered.

o All shares purchased will be purchased at the same price, even if you have selected a lower price, but no shares will be purchased above the purchase price determined by AMREP.

o If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price determined by AMREP under the terms of the offer. Note that this election could result in your shares being purchased at the minimum price of $5.25 per share.

o Shareholders whose shares are purchased in the offer will be paid the purchase price, in cash, as soon as practicable after the expiration of the offer period. Under no circumstances will AMREP pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. See Section 1 for a more detailed discussion of the purchase price.

HAVE THERE BEEN ANY RECENT DEVELOPMENTS CONCERNING AMREP OR ITS BUSINESSES?

o Yes. See the information in Section 11 under the captions "RECENT PROPOSALS CONCERNING THE SHARES" and "PENDING TRANSACTION."

DOES AMREP HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

o Yes. See Section 10 for a discussion of the source and amount of funds for the transaction.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

o You have until 5:00 P.M. on June 6, 2000. See Section 1 for a more detailed discussion of the expiration of the offer.

CAN THE OFFER BE EXTENDED, AMENDED OR TERMINATED, AND UNDER WHAT CIRCUMSTANCES?

o We can extend or amend the offer in our sole discretion. If we extend the offer, we may delay the acceptance of any shares that have been tendered. See Section 15 for a more detailed discussion of extension and amendment of the offer.

o We can terminate the offer under certain circumstances. See Section 6 for a description of the circumstances.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

o        We will issue a press release to the Dow Jones News Service.

o        We may also communicate the extension of the offer through other means.
         See Section 15 for a more detailed discussion of the notification procedure.
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                                      (i)
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ARE THERE ANY CONDITIONS TO THE OFFER?

o The offer is not subject to a condition that a minimum number of shares are tendered.

o AMREP's obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including:

         o AMREP concluding that its purchase of shares is not reasonably likely to result in its shares being held of record by fewer than 300 persons or its shares not being listed on the New York Stock Exchange.

         o No significant decrease in the price of equity securities generally, or any adverse changes in the U.S. stock markets or credit markets, shall have occurred during the offer.

         o No legal action shall have been threatened, or be pending or taken, that might adversely affect the offer.

         o No material change in the business, condition (financial or otherwise), income, operations or prospects of AMREP shall have occurred during the offer.

         o No person filing a notification form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 reflecting an intent to acquire AMREP or any of our shares.

o The offer is subject to other conditions. See Section 6 for a more detailed discussion of conditions of the offer.

HOW DO I TENDER MY SHARES?

o If the share certificates are registered in your name, you should send the share certificates together with a properly completed Letter of Transmittal to The Bank of New York (the "Depositary").

o If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf.

o Under some conditions, you may need to obtain a signature guarantee or provide other documentation. See Section 3 for a more detailed discussion of the procedure for tendering your shares, including instructions regarding book-entry transfer.

IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED? WILL TENDERED SHARES BE
PRORATED?

o FIRST, AMREP will purchase shares from all holders of "odd lots" of less than 100 shares (including any shares held in AMREP's Savings and Salary Deferral Plan) who properly tender all of their shares at or below the selected purchase price; and

o SECOND, after purchasing all shares from the "odd lot holders," AMREP will then purchase shares from all other shareholders who properly tender shares at or below the selected purchase price, on a PRO RATA basis.

o Consequently, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price.

o        See Section 1 for a more detailed discussion of proration.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

o You can withdraw shares you previously tendered until 5:00 P.M., New York City time on June 6, 2000. If the offer is extended beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer.

o In addition, if we have not yet accepted your shares for payment, you may withdraw shares you previously tendered after 12:00 Midnight on June 29, 2000. See Section 4 for a more detailed discussion of withdrawal rights.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

o You must send a notice containing your name, the number of shares you tendered, the number of shares you wish to withdraw and the name of the registered holder to the Depositary, and the Depositary must receive the notice before the time to withdraw your shares has expired.
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                                      (ii)

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o        If you delivered or otherwise identified the certificates to the
         Depositary, you will need to provide the serial numbers on those certificates and your signature on your withdrawal notice must be guaranteed by an eligible institution, which means a bank, broker, dealer or other firm or entity that is a member in good standing of the Securities Transfer Agents Medallion Program.

o If your shares were to be tendered by book-entry transfer, the notice must identify the relevant account number. See Section 3 for a more detailed discussion of withdrawal procedures.

IS THIS THE FIRST STEP IN A GOING-PRIVATE TRANSACTION?

o        No.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

o        You will increase your percentage ownership interest in AMREP.

o        You will increase your percentage interest in our future earnings. See
         Section 8 for a more detailed discussion of the effects of the offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

o As of May 1, 2000, the closing price per share of AMREP common stock, as reported on the NYSE Composite Tape was $5.0625. See Section 7 for a more detailed discussion of the share price.

DO AMREP INSIDERS OR AFFILIATES HAVE ANY MATERIAL INTEREST IN THE TRANSACTION?

o Our executive officers and directors have informed us that they do not intend to tender their shares in connection with the offer.

o As a result, the percentage of shares owned by our executive officers and directors will increase after the offer has been completed.

o Assuming 725,000 shares are tendered, our executive officers' and directors' aggregate percentage ownership of our outstanding common stock will increase from 54.9% to 61%. See Section 9 for a more detailed discussion of the interests of our executive officers and directors.

DOES AMREP RECOMMEND THAT I TENDER IN THE OFFER?

o The Board of Directors has approved the offer, but is not making any recommendation whether shareholders should tender.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

o        If you have questions about the tender offer, you should contact D.F.
         King & Co., Inc., our information agent for the offer, toll free at
         (800) 431-9629 (bankers and brokers call collect (212) 269-5550) or consult your broker.
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                                     (iii)

                               TABLE OF CONTENTS

SECTION                                                                     PAGE
-------                                                                     ----

SUMMARY TERM SHEET...........................................................(i)
FORWARD-LOOKING STATEMENTS .................................................(iv)
IMPORTANT INFORMATION........................................................(v)
INTRODUCTION..................................................................1
THE OFFER.....................................................................2

     1. Number of Shares; Proration...........................................2
     2. Tenders by Owners of Fewer than 100 Shares............................4
     3. Procedure for Tendering Shares........................................4
     4. Withdrawal Rights.....................................................8
     5. Purchase of Shares and Payment of Purchase Price .....................9
     6. Certain Conditions of the Offer......................................10
     7. Price Range of Shares; Dividends.....................................11
     8. Background and Purpose of the Offer; Certain Effects of the Offer....12
     9. Interests of Directors and Executive Officers; Transactions and
          Arrangements Concerning the Shares.................................13
    10. Source and Amount of Funds...........................................14
    11. Certain Information about the Company................................14
    12. Effects of the Offer on the Market for Shares; Registration
          under the Exchange Act.............................................15
    13. Certain Legal Matters; Regulatory Approvals..........................16
    14. Certain U.S. Federal Income Tax Consequences.........................16
    15. Extension of the Offer; Termination; Amendments......................18
    16. Fees and Expenses....................................................19
    17. Miscellaneous........................................................19

         THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                           FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by or on behalf of the Company. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of the Company. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "may", "should", and variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                                      (iv)

         Forward-looking statements have been made in this Offer to Purchase, including in Section 8, Background and Purpose of the Offer, and Section 11, Certain Information about the Company. Such statements are based on beliefs of the Company's management as well as assumptions made by and information currently available to management.

         A wide range of factors could materially affect future developments and performance of the Company, including the following: (i) the level of demand for land in the markets in which the Company sells land; (ii) the possibility of changes in the magazine distribution system for magazines which the Company distributes; (iii) possible future litigation and governmental proceedings; (iv) the availability of financing and financial resources in the amounts, at the times and on the terms required to support the Company's future business, including possible acquisitions; (v) the failure to carry out marketing and sales plans; (vi) the failure to successfully integrate acquired business, if any, into the Company without substantial costs, delays or other operational or financial problems; and (vii) economic and business conditions, including general economic and business conditions, that are less favorable than expected.

         The foregoing list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                              IMPORTANT INFORMATION

         Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to The Bank of New York (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

         TO EFFECT A VALID TENDER OF THEIR SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

         QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.


                                      (v)

TO THE HOLDERS OF SHARES OF
 COMMON STOCK OF AMREP CORPORATION:

                                  INTRODUCTION

         AMREP Corporation, an Oklahoma corporation (the "Company"), invites its shareholders to tender shares of its common stock, par value $.10 per share (the "Shares"), to the Company at a price not greater than $7.00 nor less than $5.25 per Share in cash, to be specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $7.00 nor less than $5.25 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 725,000 Shares (or such lesser number of Shares as are validly tendered at a price not greater than $7.00 nor less than $5.25 per Share). The Company will pay the Purchase Price for all Shares validly tendered and not withdrawn at prices at or below the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions described below. The Company reserves the right, in its sole discretion, to purchase more than 725,000 Shares pursuant to the Offer.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 6 AND 15.

         If, before the Expiration Date (as defined in Section 1), more than 725,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase such Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at prices at or below the Purchase Price and then on a PRO RATA basis from all other shareholders who validly tender Shares at prices at or below the Purchase Price. The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration. The Purchase Price will be paid net to the tendering shareholders in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. In addition, the Company will pay all fees and expenses of D.F. King & Co., Inc. (the "Information Agent") and The Bank of New York (the "Depositary") in connection with the Offer. See Section 16.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

         The Company is making the Offer because (i) its Board of Directors believes that, given the Company's businesses, assets and prospects, the purchase of the Shares pursuant to the Offer is an attractive investment that will benefit the Company and its remaining shareholders, and (ii) it gives shareholders an opportunity to sell their Shares at a price greater than the prevailing market price of the Shares immediately prior to the announcement of the Offer without the usual costs associated with a market sale. After the Offer is completed, the Company expects to have sufficient cash flow and access to other sources of capital to fund its businesses, including its growth plans.

         As of the close of business on May 1, 2000, there were 7,240,350 Shares outstanding and 12,000 Shares issuable upon exercise of outstanding stock options ("Options") under the Company's Non-Employee Directors Option Plan. The 725,000 Shares that the Company is offering to purchase represent approximately 10% of the outstanding Shares.

         The Trustee of the AMREP Corporation Savings and Salary Deferral Plan (the "Savings Plan") holds Shares (the "ESOP Shares") allocated to accounts of certain participants ("Participants"). Each Participant may instruct the Administrative Committee under the Savings Plan ("Committee") to direct the Trustee to tender all or part of the ESOP Shares allocated to the Participant's account (the "Participant's ESOP Shares") by following the instructions set forth in "Procedure for Tendering Shares - ESOP SHARES" in Section 3.

         The Shares are listed and principally traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "AXR". On May 1, 2000, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share price as reported on the NYSE Composite Tape was $5.0625. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES.

                                   THE OFFER

1.       NUMBER OF SHARES; PRORATION

         Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 725,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $7.00 nor less than $5.25 per Share. The term "Expiration Date" means 5:00 P.M., New York City time, on Tuesday, June 6, 2000, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 725,000 Shares pursuant to the Offer, but does not currently plan to do so. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be purchased on a PRO RATA basis. The proration period also expires on the Expiration Date.

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 725,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number as are validly tendered at prices not greater than $7.00 nor less than $5.25 per Share).

         If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a

"business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 6 AND 15.

         In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares must (i) specify the price (not greater than $7.00 nor less than $5.25 per Share) at which such shareholder is willing to have the Company purchase Shares, which could result in no Shares being purchased, or (ii) elect to have such shareholder's shares purchased at a price determined by the Company, which could result in such Shares being purchased at the minimum price of $5.25 per Share. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not greater than $7.00 nor less than $5.25 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

         If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 725,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

         PRIORITY. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 725,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

         (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

         (a) tenders all Shares (including Participant's ESOP Shares) beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

         (b) completes the box captioned "Odd Lots" in the Letter of Transmittal (or, in the case of Participants holding Odd Lots, the Direction Form sent to such Participants (the "Direction Form")) and, if applicable, in the Notice of Guaranteed Delivery;

    and

         (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a PRO RATA basis.

         PRORATION. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price to the total number of Shares tendered by all shareholders (other than Odd Lot Owners) at or below the Purchase Price (with adjustments to avoid purchases of fractional shares). This ratio will be applied to shareholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such shareholder pursuant to the Offer. Although the

Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

         As described in Section 14, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered by such shareholder are to be purchased in the event of proration.

         This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of April 26, 2000 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES

         The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of shareholders who beneficially owned as of the close of business on May 4, 2000, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares, including Participant's ESOP Shares ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares (including Participant's ESOP Shares) that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate (including Participant's ESOP Shares), even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such shareholder pursuant to the Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal (or, with respect to an Odd Lot Owner holding Participant's ESOP Shares, the Direction Form) and, if applicable, in the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal (or the Direction Form, if applicable) the price at which such Shares are being tendered, except that an Odd Lot Owner may check the box in the section entitled "Odd Lots" indicating that the shareholder is tendering all of such shareholder's Shares (including the Odd Lot Owner's Participant's ESOP Shares) at the Purchase Price. See Section 3. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on the NYSE.

3. PROCEDURE FOR TENDERING SHARES

         PROPER TENDER OF SHARES.

         As used herein:

         "Book-Entry Confirmation" means the confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility.

         "Book-Entry Transfer Facility" means The Depository Trust Company.

         "Eligible Institution" means a bank, broker, dealer or other firm or entity that is a member in good standing of the Securities Transfer Agents Medallion Program.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

        FOR SHARES TO BE VALIDLY TENDERED PURSUANT TO THE OFFER:

        (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message with a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

        (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

        AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER" OR (2) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER."

        A SHAREHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER." NOTE THAT THIS ELECTION COULD RESULT IN SUCH SHAREHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $5.25 PER SHARE. A SHAREHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $0.125) AT WHICH HIS OR HER SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER" OF THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." NOTE THAT THIS ELECTION COULD RESULT IN NO SHARES BEING PURCHASED AT THAT PRICE. A SHAREHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED (UNLESS PREVIOUSLY PROPERLY WITHDRAWN IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE.

        Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" in the Letter of Transmittal (or, in the case of an Odd Lot Owner holding Participant's ESOP Shares, the Direction Form sent to Participants (see "ESOP SHARES", below)) and, if applicable, in the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

        SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 5 and 6 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such Facility to transfer such Shares into the Depositary's account in accordance with such Facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message, and other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

        (iii) the certificates for all tendered Shares in proper form for transfer (or Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message with a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

        RETURN OF UNPURCHASED SHARES. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for such unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

        ESOP SHARES. As of May 1, 2000, the Savings Plan held 11,725 Participant's ESOP Shares. Such Shares will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and applicable regulations thereunder, be tendered (or not tendered) by the Trustee according to the instructions of Participants to the Committee. Participant's ESOP Shares for which the Committee has not received timely instructions from Participants will NOT be tendered. The Committee will make available to Participants all documents furnished to shareholders generally in connection with the Offer. Each such Participant will also receive a Direction Form upon which the Participant may instruct the Committee regarding the Offer. Each Participant may direct that all, some or none of the Participant's ESOP Shares be tendered and the price at which such Shares are to be tendered. PARTICIPANTS MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF PARTICIPANT'S ESOP SHARES, BUT MUST USE THE DIRECTION FORM SENT TO THEM. PARTICIPANTS ARE URGED TO READ THE DIRECTION FORM AND ANY RELATED MATERIALS CAREFULLY. All proceeds received by the Trustee on account of Participant's ESOP Shares purchased will be reinvested in accordance with the provisions of the Savings Plan as soon as administratively possible and such investment will be credited to the Participant's individual account.

        BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

        TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

        For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 14.

        WITHHOLDING FOR FOREIGN SHAREHOLDERS. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or
(iii) an estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption", "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 10 and 11 of the Letter of Transmittal.

        TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position", within the meaning of such Rule, equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to the Company that (i) such shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

        DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

        CERTIFICATES FOR SHARES (OR A TIMELY BOOK-ENTRY CONFIRMATION), TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL (OR AN AGENT'S MESSAGE WITH A BOOK-ENTRY TRANSFER), AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Thursday, June 29, 2000.

        For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

        If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

        Participants in the Savings Plan should disregard the foregoing procedures with respect to Participant's ESOP Shares attributable to their individual accounts in the Savings Plan and should follow the procedures for withdrawal included in the letter from the Company to Participants transmitting the Direction Form.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

        The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price (not greater than $7.00 nor less than $5.25 per Share), net to the seller in cash, that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for (and thereby purchase) up to 725,000 Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration).

        Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer, without expense to the tendering shareholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

        The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

6. CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after May 4, 2000 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

        (a) the acceptance for payment of Shares by the Company would be reasonably likely to result in (i) Shares being held of record by less than 300 persons, or (ii) the Shares not being listed on the NYSE; or

        (b) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, agency, authority, or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

        (c) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (b) above; or

        (d) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
    (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on May 3, 2000; or

        (e) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries, taken as a whole; or

        (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares.

        The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

        The Shares are listed and principally traded on the NYSE. The high and low prices per Share on the NYSE Composite Tape as compiled from published financial sources for the periods indicated are listed below:

          FISCAL YEAR
        ENDING APRIL 30,                               HIGH       LOW
        ----------------                               ----       ---
        1999
        1st Quarter ..............................    9 5/16    6 1/2
        2nd Quarter ..............................    8 1/16    5 1/2
        3rd Quarter ..............................    7 3/16    5 7/8
        4th Quarter ..............................    8         4 5/8

        2000
        1st Quarter ..............................    7 1/4     5 3/8
        2nd Quarter ..............................    6 9/16    4 7/16
        3rd Quarter ..............................    5 1/8     3 11/16
        4th Quarter ..............................    5 15/16   4 1/2

        On May 1, 2000, the last full trading day on the NYSE prior to the announcement of the Offer, the price for the Shares as reported on the NYSE Composite Tape ranged from $5.00 to $5.125 and the closing price was $5.0625. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

        The Company has never paid any dividends.

8. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

        The Company was incorporated in the State of Oklahoma in 1987 as the successor to an Oklahoma corporation which commenced business in 1956. It is primarily engaged in two unrelated businesses, each operated by a wholly-owned subsidiary: the Real Estate business operated by AMREP Southwest Inc., and the Fulfillment Services and Magazine Distribution business operated by Kable News Company, Inc.

   For the last two decades, in its real estate operations the Company has been both a real estate developer and a builder of single-family homes, originally in Rio Rancho, New Mexico and, more recently, also in the Denver, Colorado metro area, the Sacramento, California metro area and Portland, Oregon. In the early 1960s, the Company established the community that now is the City of Rio Rancho, New Mexico, and it has been the predominant builder of housing there. Rio Rancho, which adjoins Albuquerque, now has a population of over 50,000. The Company entered the Denver market in 1993, and in 1997 it purchased the assets of a homebuilder and land developer with operations in the Sacramento and Portland markets.

        During the second half of fiscal 1999 and the first half of fiscal 2000, the Company implemented a plan to restructure its real estate operations and to discontinue its homebuilding operations. The reason for this decision was that over the past several years these homebuilding operations have not provided acceptable returns. This restructuring has enabled the Company to significantly reduce its debt and to concentrate its efforts on more rapidly developing its land in Rio Rancho, where it will continue to develop and sell residential lots to other builders and lots and tracts for commercial and industrial purposes.

        The Company also has sold or offered for sale all of its land holdings and housing projects in Colorado and its operations in California and Oregon are being wound down.

        The Company is making the Offer because (i) its Board of Directors believes that, given the Company's businesses, assets and prospects, the purchase of the Shares pursuant to the Offer is an attractive investment that will benefit the Company and its remaining shareholders, and (ii) it gives shareholders an opportunity to sell their Shares at a price greater than the prevailing market prices of the Shares immediately prior to the announcement of the Offer, without the usual costs associated with a market sale. The Offer would also allow Odd Lot Owners whose Shares are purchased pursuant to the Offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on the NYSE. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders should be reduced. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and therefore in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

        After the Offer is completed, the Company expects to have sufficient cash flow and access to other sources of capital to fund its businesses, including its growth plans.

        Shares the Company acquires pursuant to the Offer will be retained as treasury stock (unless and until the Company determines to retire such Shares) and be available for issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee benefit plans. The Company has no current plan for issuance of Shares repurchased pursuant to the Offer.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

        As of May 1, 2000 there were 7,240,350 Shares outstanding. Ownership of Shares by the directors and executive officers of the Company is indicated in the following table:


                                                        NUMBER OF SHARES     PERCENTAGE OF SHARES
NAME AND POSITION                                      BENEFICIALLY OWNED     BENEFICIALLY OWNED
-----------------                                      ------------------    --------------------
Edward B. Cloues II, Director and Chairman........         4,000    (1)              0.06
Jerome Belson, Director...........................        45,000    (1)              0.62
Daniel Friedman, Director and Senior Vice
  President.......................................        38,924    (3)              0.54
Nicholas G. Karabots, Director....................     2,818,893    (1)             38.90
Albert Russo, Director............................     1,066,220   (2)(4)           14.70
Samuel N. Seidman, Director.......................         2,000    (1)              0.03
Mohan Vachani, Director, Senior Vice President
  and Chief Financial Officer.....................           500                     0.01
James Wall, Director and Senior Vice President....         8,057    (5)              0.11
Valerie Asciutto, Senior Vice President and
  General Counsel.................................            --                      --


--------------------
        (1) Includes 2,000 Shares which the individual has the right to acquire pursuant to currently exercisable options.
        (2) Includes 1,500 Shares which Mr. Russo has the right to acquire pursuant to currently exercisable options.
        (3) Includes 314 Shares held in the Company's Savings and Salary Deferral Plan allocated to the account of Mr. Friedman.
        (4) Mr. Russo shares voting power over 1,064,720 of the Shares with his mother and two of his siblings and has sole dispositive power over 481,741 of the Shares.
        (5) Includes 287 Shares held in the Company's Savings and Salary Deferral Plan allocated to the account of Mr. Wall.

        The Company has been informed by its directors and executive officers that the Shares they beneficially own will not be tendered pursuant to the Offer. If the Company purchases 725,000 Shares pursuant to the Offer, Mr. Karabots will beneficially own 43.3% and Mr. Russo will beneficially own 16.4% of the outstanding Shares. Messrs. Karabots and Russo are members of the Executive Committee of the Company's Board of Directors.

        Based on the Company's records and information provided to the Company by its directors and executive officers, neither the Company nor any of its directors or executive officers has effected any transactions in the Shares during the 60 days prior to the date hereof.

        On May 12, 1999, the Company announced that its Board of Directors had authorized the repurchase of up to 300,000 of the outstanding Shares (the "Repurchase Program"). The Shares were to be purchased from time to time in the open market or unsolicited negotiated transactions, including block purchases. Between May 12, 1999, and November 2, 1999, the date of its most recent purchase, the Company repurchased 143,300 Shares pursuant to the Repurchase Program at prices ranging from $4 1/2 to $6 7/16 per Share. All such Shares were purchased on the NYSE. Rule 13e-4 under the Exchange Act prohibits the Company from making any further purchases of Shares until 10 business days after the Expiration Date, other than pursuant to the Offer; thereafter, the Company may resume the Repurchase Program. Any future Share purchases under the Repurchase Program, or otherwise, may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Any future purchases by the Company, either pursuant to the Repurchase Program or otherwise, will depend on numerous factors, including the market price of the Shares, the results of the Offer, the Company's business and financial condition and general economic and market conditions. Shares purchased in the Offer will not be counted in the number of Shares to be purchased pursuant to the Repurchase Program.

10. SOURCE AND AMOUNT OF FUNDS

        Assuming that the Company purchases 725,000 Shares pursuant to the Offer at the maximum purchase price of $7.00 per Share, the Company expects that the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $5,225,000. The Company has cash in excess of that amount available to pay such cost.

        On February 9, 2000 AMREP Southwest Inc., the Company's real estate subsidiary ("ASW"), paid to the Company $2,800,000, a portion of which was a loan to the Company from ASW. On January 26, 2000 ASW borrowed such $2,800,000 from Wells Fargo Bank of New Mexico, with the borrowing secured by ASW accounts receivable from its land sales. The borrowing carries interest at the Bank's Prime Rate. Interest is payable quarterly and principal is repaid from collections on the collateral. The Bank loan must be fully paid by April 30, 2001 while the collateral has a blended maturity of late July, 2001. It thus is probable that a substantial payment will be due the Bank on April 30, 2001. Although there is no formal plan or arrangement to meet the payment requirement, it is expected that payment will be made with funds generated from ASW's operations or by refinancing the obligation.

        It is estimated that the Company will incur approximately $150,000 in filing, legal and other one-time charges in connection with the Offer.

11. CERTAIN INFORMATION ABOUT THE COMPANY

        The Company's executive offices are located at 641 Lexington Avenue, New York, New York 10022 and its telephone number is (212) 705-4700. The address for the Company's directors and executive officers is c/o the Company at its executive offices.

        RECENT PROPOSALS CONCERNING THE SHARES. In March 2000 the Company received an unsolicited offer from two persons acting jointly to acquire the Company for a cash price of $7.75 per share. Among other things, the proposed transaction would have involved the merger of the Company into an entity of the offerors, and this would have required the approval by the owners of a majority of the Company's shares. Nicholas G. Karabots and Albert Russo (and members of his family) together own more than a majority of the Company's shares, and such shareholders advised the Board that they would not approve such a transaction at a price of $7.75 per share.

        A shareholder affiliated with one of the persons that made the offer has submitted to the Company the proposal set forth below for inclusion in the Proxy Statement for the Company's Annual Meeting of Shareholders to be held in September 2000. The Company assumes that proponent intends to present the proposal at the Meeting.

                      RESOLVED, that the stockholders recommend to the Board of Directors that the Company promptly undertake a program to sell the Company in a transaction in which stockholders will receive at least $9.00 per share in cash and that the Board of Directors actively negotiate with bona fide potential purchasers who indicate a willingness to offer $9.00 cash per share of AMREP Common Stock.

        Such a sale would require the approval of a majority of the outstanding shares, and each of Messrs. Karabots and Russo has advised the Board that he would not approve a sale at $9.00 per share, which is less than the book value, but has reserved the right to change his position at any time.

        PENDING TRANSACTION. For a number of months the Company's Kable News Company, Inc. subsidiary ("Kable" ) has been in negotiations with a privately owned company ("Magazine Company") which is in the business of owning and operating retail stores engaged principally in the business of selling magazines, newspapers and other periodicals. In the proposed transaction, (i) a Kable subsidiary would enter into a joint venture with the Magazine Company to form a new entity ("Supply Company") which, as its principal business, would supply the publications inventory to the Magazine Company's retail stores, and
(ii) the Kable subsidiary would be awarded equity in the Magazine Company and would have the right to acquire additional equity for a total of as much as 10% of the equity of the Magazine Company. Separately, Kable plans to expand its publications direct supply business and expects to be able to employ the processing capacity of the Supply Company to service a portion of that business. The Magazine Company presently has 11 stores and it has advised Kable that during the next five years it plans to open up to 900 stores throughout the United States.

        The total cash which may be required from the Kable subsidiary is estimated to be approximately $2 million through the end of fiscal year 2001 and approximately $8 million more during the ensuing three fiscal years. It is anticipated that for its $10 million aggregate investment, the Kable subsidiary would receive no return from the Supply Company or the Magazine Company for at least four years.

        Management considers this to be an attractive opportunity because it would aid Kable in the development of its proposed direct to retail business and, if the Magazine Company's operations are successful, Kable will also benefit from the enhanced value of its equity investment. However, as the negotiations have been protracted and several key points have yet to be incorporated into the documents, there are no assurances that the transaction will be consummated. Furthermore, even if consummated, there are no assurances that the transaction will ultimately be successful or that Kable will be able to recover its investment.

        ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

        The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such exchange.

        The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

        The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of Shares that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. The summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

        UNITED STATES HOLDERS WHO RECEIVE CASH PURSUANT TO THE OFFER. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

        Under Section 302 of the Code, a United States Holder whose Shares are exchanged for cash pursuant to the Exchange will be treated as having sold such holder's Shares, and thus will recognize gain or loss if the exchange (a) results in a "complete termination" of such holder's equity interest in the Company, (b) is "substantially disproportionate" with respect to such holder or
(c) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. In applying these tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

        If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

        A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the Offer will be treated as having completely terminated such holder's equity interest in the Company.

        An exchange of Shares for cash will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange.

        A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

        If a United States Holder is treated as having sold such holder's Shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

        If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be
(i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

        The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

        SHAREHOLDERS WHO DO NOT RECEIVE CASH PURSUANT TO THE OFFER. Shareholders whose Shares are not exchanged pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

        See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

        The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(3) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

        If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act, which requires that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other


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

than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

        The Company has retained D.F. King & Co., Inc., as Information Agent, and The Bank of New York, as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Information Agent may contact shareholders by mail, telephone, facsimile transmission and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

        The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS

        The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

        Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                        AMREP CORPORATION

May 4, 2000

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK


             BY MAIL:                 BY FACSIMILE TRANSMISSION:      BY HAND OR OVERNIGHT COURIER:
                                            (212) 815-6213

Reorganization Services Department                                       Reorganization Services
          P.O. Box 11248            Confirm Facsimile Transmission              Department
      Church Street Station           by Telephone (212) 815-6173           101 Barclay Street
  New York, New York 10286-1248                                         Receive and Deliver Window
                                                                         New York, New York 10286


        Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street

                            New York, New York 10005

                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: (800) 431-9629


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